                                                                    Exhibit 12.1

                      KANSAS CITY SOUTHERN INDUSTRIES, INC.
                            AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                         As of December 31st
                                                                         ----------------------------------------------
                                                                           2001      2000     1999     1998      1997
                                                                         --------  -------  -------  --------  --------

Pretax income/(loss) from continuing operations, excluding
equity in  earnings of unconsolidated affilites                          $   6.8  $  (2.0)  $  12.0  $   68.0  $ (141.0)

Interest Expense on Indebtedness                                            52.8     65.8      57.4      59.6      53.3

Portion of Rents Representative
 of an Appropriate Interest Factor                                          17.0     16.3      17.2      17.8      17.2

Distributed income of equity investments                                     3.0      5.0        --       5.0        --
                                                                         -------  -------   -------  --------  --------
  Income (Loss) as Adjusted                                              $  79.6  $  85.1   $  86.6  $  150.4  ($  70.5)
                                                                         -------  -------   -------  --------  --------
Fixed Charges:

Interest Expense on Indebtedness                                         $  52.8  $  65.8   $  57.4  $   59.6  $   53.3

Capitalized Interest                                                         4.2       --        --        --       7.4

Portion of Rents Representative
 of an Appropriate Interest Factor                                          17.0     16.3      17.2      17.8      17.2
                                                                         -------  -------   -------  --------  --------
  Total Fixed Charges                                                    $  74.0  $  82.1   $  74.6  $   77.4  $   77.9
                                                                         -------  -------   -------  --------  --------

Ratio of Earnings to Fixed Charges                                           1.1      1.0       1.2(b)    1.9        --(a)
                                                                         =======  =======   =======  ========  ========


Note:  Excludes amortization expense on debt discount due to immateriality

      (a) Due to restructuring, asset impairment and other charges of $178.0 million, the 1997 ratio coverage was less than 1:1. The ratio of earnings to fixed charges would have been 1:1 if a deficiency of $148.4 million was eliminated. Excluding the $178.0 million, the ratio for 1997 would have been 1.4x.

      (b) Includes unusual costs and expenses of $12.7 million. Excluding these items, the ratio for 1999 is 1.3x.

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